Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010 and Index Supplement dated August 31, 2010)	Filed Pursuant to Rule 433 Registration No. 333-169119 September 9, 2010

$[—] SuperTrackSM Notes due March 31, 2016 Linked to the Performance of the S&P 500® Index Global Medium-Term Notes, Series A, No. E-5935

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	September 27, 2010

Issue Date:	September 30, 2010

Final Valuation Date:	March 28, 2016*

Maturity Date:	March 31, 2016**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	S&P 500® Index (the “Index”) (Bloomberg ticker symbol “SPX <Index>”)

Leverage Factor:	[140% - 156%]*** *** The actual leverage factor will be set on the initial valuation date and will not be less than 140%.

Initial Level:	The greater of (a) the floor level and (b) the lowest of the Index closing levels on the observation dates

Floor Level:	[—], the Index closing level on the initial valuation date multiplied by 75%, rounded to the nearest hundredth

Observation Dates*:	September 27, 2010, October 27, 2010, November 29, 2010, December 27, 2010, January 27, 2011, February 28, 2011 and March 28, 2011

Final Level:	The Index closing level on the final valuation date.

Payment at Maturity:

If a knock-in event occurs, you will receive at maturity a cash payment per $1,000 principal amount Note equal to:

(a)      if the index return is greater than 0%, (i) $1,000 plus (ii) $1,000 multiplied by the  product of the index return and the leverage factor, subject to the maximum return; or

(b)      if the index return is equal to or less than 0%, (i) $1,000 plus (ii) $1,000 multiplied by  the index return.

If no knock-in event occurs, you will receive at maturity a cash payment per $1,000 principal amount Note equal to:

(a)      if the index return is greater than 0%, (i) $1,000 plus (ii) $1,000 multiplied by the  product of the index return and the leverage factor, subject to the maximum return; or

(b)      if the index return is equal to or less than 0%, $1,000.

You may lose some or all of your principal if you invest in the Notes. If a knock-in event occurs and the final level is less than the initial level, your Notes will be fully exposed to the negative index return and you may lose some or all of your investment. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Index Return:	The performance of the Index from the initial level to the final level, calculated as follows: Final Level – Initial Level Initial Level

Maximum Return:	[70% - 78%****] **** Actual maximum return will be determined on the initial valuation date and will not be less than 70%

Knock-In Event:	A knock-in event occurs if, between the knock-in initial reference date and the final valuation date, inclusive, the Index closing level on any trading day is below the knock-in barrier.

Knock-In Barrier:	[—], the initial level multiplied by 60%, rounded to the nearest hundredth

Knock-In Initial Reference Date:	March 29, 2011 or, if the last observation date does not occur on March 28, 2011, the trading day immediately following the last observation date.

Trading Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PPY6 and US06740PPY69

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, the index supplement dated August 31, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the index supplement, the final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

•	Index Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201630/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that, for purposes of the hypothetical total returns set forth below, we are assuming (a) the Index closing level on the initial valuation date to be 1,091.84, (b) the Index closing levels on the Observation Dates to be as set forth in the tables below, (c) the maximum return to be 70%, and (d) the leverage factor to be 140%. The actual leverage factor and the maximum return will be set on the initial valuation date. We also assume that the investor holds the Notes to maturity and no market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

FWP-2

Hypothetical Examples of Initial Level, Knock-In Barrier and Amounts Payable at Maturity

Scenario 1: The lowest of the Index closing levels on the observation dates is greater than the floor level.

			Floor Level	Initial Level	Knock-In Barrier
Index Closing Levels on the Observation Dates		The Lowest of the Index Closing Levels on the Observation Dates	(75% of the Index closing level on the initial valuation date, rounded to the nearest hundredth)	(the greater of (a) the floor level and (b) the lowest of the Index closing levels on the observation dates)	(60% of the initial level, rounded to the nearest hundredth)
September 27, 2010	1,091.84	851.64	818.88	851.64	510.98
October 27, 2010	928.06
November 29, 2010	851.64
December 27, 2010	895.31
January 27, 2011	960.82
February 28, 2011	1,037.25
March 28, 2011	1,146.43

Final Level	Index Return	Total Payment at Maturity		Total Return on Notes
		Knock-In Event occurs	No Knock-In Event occurs	Knock-In Event occurs	No Knock-In Event occurs
1,703.27	100.00%	$1,700.00	$1,700.00	70.00%	70.00%
1,618.11	90.00%	$1,700.00	$1,700.00	70.00%	70.00%
1,532.94	80.00%	$1,700.00	$1,700.00	70.00%	70.00%
1,447.78	70.00%	$1,700.00	$1,700.00	70.00%	70.00%
1,362.62	60.00%	$1,700.00	$1,700.00	70.00%	70.00%
1,277.45	50.00%	$1,700.00	$1,700.00	70.00%	70.00%
1,192.29	40.00%	$1,560.00	$1,560.00	56.00%	56.00%
1,149.71	35.00%	$1,490.00	$1,490.00	49.00%	49.00%
1,107.13	30.00%	$1,420.00	$1,420.00	42.00%	42.00%
1,064.54	25.00%	$1,350.00	$1,350.00	35.00%	35.00%
1,021.96	20.00%	$1,280.00	$1,280.00	28.00%	28.00%
979.38	15.00%	$1,210.00	$1,210.00	21.00%	21.00%
936.80	10.00%	$1,140.00	$1,140.00	14.00%	14.00%
894.22	5.00%	$1,070.00	$1,070.00	7.00%	7.00%
851.64	0.00%	$1,000.00	$1,000.00	0.00%	0.00%
809.05	-5.00%	$950.00	$1,000.00	-5.00%	0.00%
766.47	-10.00%	$900.00	$1,000.00	-10.00%	0.00%
723.89	-15.00%	$850.00	$1,000.00	-15.00%	0.00%
681.31	-20.00%	$800.00	$1,000.00	-20.00%	0.00%
638.73	-25.00%	$750.00	$1,000.00	-25.00%	0.00%
596.14	-30.00%	$700.00	$1,000.00	-30.00%	0.00%
553.56	-35.00%	$650.00	$1,000.00	-35.00%	0.00%
510.98	-40.00%	$600.00	$1,000.00	-40.00%	0.00%
425.82	-50.00%	$500.00	N/A	-50.00%	N/A
340.65	-60.00%	$400.00	N/A	-60.00%	N/A
255.49	-70.00%	$300.00	N/A	-70.00%	N/A
170.33	-80.00%	$200.00	N/A	-80.00%	N/A
85.16	-90.00%	$100.00	N/A	-90.00%	N/A
0.00	-100.00%	$0.00	N/A	-100.00%	N/A

FWP-3

Scenario 2: The lowest of the Index closing levels on the observation dates is less than the floor level.

			Floor Level	Initial Level	Knock-In Barrier

Index Closing Levels on the Observation Dates		The Lowest of the Index Closing Levels on the Observation Dates	(75% of the Index closing level on the initial valuation date, rounded to the nearest hundredth)	(the greater of (a) the floor level and (b) the lowest of the Index closing levels on the observation dates)	(60% of the initial level, rounded to the nearest hundredth)
September 27, 2010	1,091.84	764.29	818.88	818.88	491.33
October 27, 2010	928.06
November 29, 2010	764.29
December 27, 2010	895.31
January 27, 2011	960.82
February 28, 2011	1,037.25
March 28, 2011	1,146.43

Final Level	Index Return	Total Payment at Maturity		Total Return on Notes
		Knock-In Event occurs	No Knock-In Event occurs	Knock-In Event occurs	No Knock-In Event occurs
1,637.76	100.00%	$1,700.00	$1,700.00	70.00%	70.00%
1,555.87	90.00%	$1,700.00	$1,700.00	70.00%	70.00%
1,473.98	80.00%	$1,700.00	$1,700.00	70.00%	70.00%
1,392.10	70.00%	$1,700.00	$1,700.00	70.00%	70.00%
1,310.21	60.00%	$1,700.00	$1,700.00	70.00%	70.00%
1,228.32	50.00%	$1,700.00	$1,700.00	70.00%	70.00%
1,146.43	40.00%	$1,560.00	$1,560.00	56.00%	56.00%
1,105.49	35.00%	$1,490.00	$1,490.00	49.00%	49.00%
1,064.54	30.00%	$1,420.00	$1,420.00	42.00%	42.00%
1,023.60	25.00%	$1,350.00	$1,350.00	35.00%	35.00%
982.66	20.00%	$1,280.00	$1,280.00	28.00%	28.00%
941.71	15.00%	$1,210.00	$1,210.00	21.00%	21.00%
900.77	10.00%	$1,140.00	$1,140.00	14.00%	14.00%
859.82	5.00%	$1,070.00	$1,070.00	7.00%	7.00%
818.88	0.00%	$1,000.00	$1,000.00	0.00%	0.00%
777.94	-5.00%	$950.00	$1,000.00	-5.00%	0.00%
736.99	-10.00%	$900.00	$1,000.00	-10.00%	0.00%
696.05	-15.00%	$850.00	$1,000.00	-15.00%	0.00%
655.10	-20.00%	$800.00	$1,000.00	-20.00%	0.00%
614.16	-25.00%	$750.00	$1,000.00	-25.00%	0.00%
573.22	-30.00%	$700.00	$1,000.00	-30.00%	0.00%
532.27	-35.00%	$650.00	$1,000.00	-35.00%	0.00%
491.33	-40.00%	$600.00	$1,000.00	-40.00%	0.00%
409.44	-50.00%	$500.00	N/A	-50.00%	N/A
327.55	-60.00%	$400.00	N/A	-60.00%	N/A
245.66	-70.00%	$300.00	N/A	-70.00%	N/A
163.78	-80.00%	$200.00	N/A	-80.00%	N/A
81.89	-90.00%	$100.00	N/A	-90.00%	N/A
0.00	-100.00%	$0.00	N/A	-100.00%	N/A

FWP-4

The following examples illustrate how the total returns set forth in the tables above are calculated (assuming the initial level of 851.64).

Example 1: A knock-in event never occurs, the Index closing level of 1,021.96 on the final valuation date is greater than the initial level of 851.64, and the index return multiplied by the leverage factor does not exceed the maximum return.

Because the final level of 1,021.96 is greater than the initial level of 851.64 and the index return multiplied by the leverage factor does not exceed the maximum return, the investor receives a payment at maturity of $1,280 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return × Leverage Factor]

$1,000 + [$1,000 × 20% × 140%] = $1,280

The total return on the investment of the Notes is 28%.

Example 2: A knock-in event never occurs, the Index closing level of 1,490.36 on the final valuation date is greater than the initial level of 851.64, and the index return multiplied by the leverage factor exceeds the maximum return.

Because the final level of 1,490.36 is greater than the initial level of 851.64 and the index return multiplied by the leverage factor exceeds the maximum return, the investor receives a payment at maturity of $1,700 per $1,000 principal amount Note, the maximum amount of payment at maturity on the Notes.

Example 3: A knock-in event never occurs and the Index closing level of 596.14 on the final valuation date is less than the initial level of 851.64.

Because a knock-in event never occurs, despite that the Index closing level of 596.14 on the final valuation date is less than the initial level of 851.64, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 4: A knock-in event occurs, the Index closing level of 1,021.96 on the final valuation date is greater than the initial level of 851.64, and the index return multiplied by the leverage factor does not exceed the maximum return.

Because the final level of 1,021.96 is greater than the initial level of 851.64 and the index return multiplied by the leverage factor does not exceed the maximum return, the investor receives a payment at maturity of $1,280 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return × Leverage Factor]

$1,000 + [$1,000 × 20% × 140%] = $1,280

The total return on the investment of the Notes is 28%.

FWP-5

Example 5: A knock-in event occurs, the Index closing level of 1,490.36 on the final valuation date is greater than the initial level of 851.64, and the index return multiplied by the leverage factor exceeds the maximum return.

Because the final level of 1,490.36 is greater than the initial level of 851.64 and the index return multiplied by the leverage factor exceeds the maximum return, the investor receives a payment at maturity of $1,700 per $1,000 principal amount Note, the maximum amount of payment on the Notes at maturity.

Example 6: A knock-in event occurs and the Index closing level of 596.14 on the final valuation date is less than the initial level of 851.64.

Because a knock-in event occurs and the final level of 596.14 is less than the initial level of 851.64, the investor receives a payment at maturity of $700 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return]

$1,000 + [$1,000 × -30%] = $700

The total return on the investment of the Notes is -30%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the observation dates, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” with respect to the reference asset; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Appreciation Potential—The Notes provide the opportunity to enhance equity returns up to the maximum return on the Notes, or a maximum additional payment at maturity equal to the maximum return multiplied by $1,000 for every $1,000 principal amount Note. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

•

Limited Protection against any Negative Index Return—Payment of the principal amount of the Notes at maturity is protected, subject to the credit risk of Barclays Bank PLC, against any negative index return only if no knock-in event occurs. If a knock-in event occurs and the final level is less than the initial level, your Notes will be fully exposed to the negative index return and you may lose some or all of your investment. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

•

Diversification Among U.S. Equities of the S&P 500® Index—The return on the Notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see the information set forth under “Non Proprietary Indices—Equity Indices—S&P 500® Index” in the Index Supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

FWP-6

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

Additionally, the Internal Revenue Service could conceivably assert that the Notes initially mature on the final observation date and a new instrument is then issued for the remainder of the term of the Notes. Under such an analysis, you might recognize short-term capital gain or loss on the final observation date equal to the change in the value of the Notes from issuance to the final observation date. Also, your holding period in respect of the new instrument could be treated as beginning on the first day after final observation date regardless of whether you are required to recognize short-term capital gain or loss on the final observation date.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity depends on whether, and the extent to which, the final level is greater than the initial level and whether the Index closing level on any trading day between the knock-in initial reference date and the final valuation date, inclusive, is below the knock-in barrier. Your investment will be fully exposed to any decline in the final level as compared to the initial level and you may lose some or all of your investment, if the Index closing level on any trading day between the knock-in initial reference date and the final valuation date, inclusive, is below the knock-in barrier.

FWP-7

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You May Not Know the Initial Level and the Knock-In Barrier When You Invest in the Notes—The initial level will be the greater of (a) the floor level and (b) the lowest of the Index closing levels on the monthly observation dates specified on the cover of this free writing prospectus. Because the last such monthly observation date will not occur until March 28, 2011, you will not know the initial level until the Index closing level on such last observation date becomes available. As the knock-in barrier equals 60% of the initial level, you will not know the knock-in barrier until the Index closing level on such last observation date becomes available.

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The Return on the Notes at Maturity May be Adversely Affected if the Index Appreciates or Moves During the Period From the First Observation Date to the Last Observation Date in a Way That Results in a Higher Initial Level than Expected—The return on the Notes at maturity depends on the index return and whether the Index closing level on any trading day between the knock-in initial reference date and the final valuation date, inclusive, is below the knock-in barrier. The index return and the knock-in barrier depend on the initial level that will be determined by reference to the Index closing levels on the monthly observation dates specified on the cover of this free writing prospectus. If the Index appreciates or moves during the period from the first observation date to the last observation date in a way that results in a higher initial level than expected, the index return may be adversely affected and the probability for the Index closing level on any trading day between the knock-in initial reference date and the final valuation date, inclusive, to fall below the knock-in barrier may increase. As a result, the return on the Notes at maturity may be adversely affected.

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The Initial Level Will Not be Less than the Floor Level—If the lowest of the Index closing levels on the monthly observation dates specified on the cover of this free writing prospectus is less than 75% of the Index closing level on the initial valuation date, the initial level will equal 75% of the Index closing level on the initial valuation date, rounded to the nearest hundredth. The knock-in barrier will in no event be less than 45% of the Index closing level on the initial valuation date. You will not benefit from any decline in the Index closing level on any observation date by more than 25% as compared to the Index closing level on the initial valuation date.

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Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final level is greater than the initial level, for each $1,000 principal amount Note, you will receive a payment at maturity of $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of any positive performance of the Index, which may be significant. We refer to this percentage as the maximum return, which will be set on the initial valuation date and will not be less than the percentage indicated on the cover of this free writing prospectus.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

FWP-8

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing level from August 27, 2003 through September 7, 2010. The Index closing level on September 7, 2010 was 1,091.84.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the final valuation date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

FWP-9